Exhibit 11.2

UXIN LIMITED

Statement of PolicIES

Governing Material non-public Information and

The Prevention of InsideR Trading

(AS ADOPTED BY THE BOARD OF DIRECTORS OF UXIN LIMITED ON MAY 25, 2018, effective upon the effectiveness of the company’s registration statement on Form f-1 relating to the company’s initial public offering AND AMENDED BY THE BOARD OF DIRECTORS OF UXIN LIMITED ON JULY 31, 2024)

This Statement of Policies Governing Material Non-Public Information and the Prevention of Insider Trading (this “Statement”) applies to all directors, officers, employees and consultants of Uxin Limited and its subsidiaries and affiliated entities (collectively, the “Company”).

This Statement consists of three sections: Section I provides an overview; Section II sets forth the Company’s policies prohibiting insider trading; and Section III explains insider trading.

I.
SUMMARY

Preventing insider trading is necessary to comply with United States securities laws and to preserve the reputation and integrity of the Company, as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.”

The Company considers strict compliance with the policies set forth in this Statement to be a matter of utmost importance. Violation of the Statement could cause extreme reputational damage and possible legal liability to you and the Company. Knowing or willful violations of the letter or spirit of the Statement will be grounds for immediate dismissal from the Company. Violation of the Statement might expose the violator to severe criminal penalties, as well as civil liability to any person injured by the violation. The monetary damages flowing from a violation could be multiple times the profit realized by the violator, not to mention the attorney’s fees of the persons injured.

This Statement applies to all directors, officers, employees and consultants of the Company and its subsidiaries and affiliated entities and extends to all activities within and outside an individual’s duties at the Company. Every director, officer, employee and consultant of the Company must review this Statement, and when requested by the Company, must execute and return the Certificate of Compliance attached hereto to the Compliance Officer of the Company (or another authorized role as designated by the Board of Directors of the Company)(the “Compliance Officer”) within seven (7) days after receiving the request.

II.
POLICIES PROHIBITING INSIDER TRADING

For purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the issuer thereof and the exercise of options that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth below. The Statement does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold ordinary shares or American Depositary Shares (“ADSs”) subject to an option or other award to satisfy tax withholding requirements.

A. No Trading – No director, officer, employee or consultant may purchase or sell any ADSs, ordinary shares or other securities of the Company or enter into a binding security trading plan in compliance with Rule 10b5-1 (“Rule 10b5-1”) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and pursuant to the guidelines included in Annex A (Rule 10b5-1 Trading Plan Guidelines) (a “Trading Plan”) while in possession of MNPI relating to the Company or its ADSs, ordinary shares or other securities (“MNPI”).

In addition, the Company itself must comply with U.S. securities laws applicable to its own securities trading activities, and shall not effect transactions in respect of its securities, or adopt any securities repurchase plans, when it is in possession of MNPI, other than in compliance with applicable law, subject to the guidelines included in Annex A (Rule 10b5-1 Trading Plan Guidelines).

In the event that the MNPI possessed by you relates to the ADSs or other Company securities, the above policy will require waiting for at least forty-eight (48) hours after public disclosure of the MNPI by the Company, which forty-eight (48) hours shall include in all events at least one full Trading Day on the stock exchange where the Company’s American depositary shares representing its ordinary shares are listed and traded (the“Stock Exchange”) following such public disclosure. The term “Trading Day” is defined as a day on which the Stock Exchange is open for trading. Except for public holidays in the United States, the Stock Exchange’s regular trading hours are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.

In addition, no director, officer, employee or consultant may purchase or sell any Company security or enter into a Trading Plan, without the prior clearance by the Compliance Officer, during any period designated as a “limited trading period” by the Company, regardless of whether such director, officer, employee or consultant possesses any MNPI.

Furthermore, all transactions in Company securities (including without limitation, acquisitions and dispositions of the ADSs, the sale of ordinary shares issued upon exercise of share options and the execution of a Trading Plan, but excluding the acceptance of options granted by the Company and the exercise of options that does not involve the sale of securities) by directors, officers and key employees designated by the Company from time to time must be pre-approved by the Compliance Officer.

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Directors, officers, employees or consultants are prohibited from engaging in hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities. Trading in options or other derivatives is generally highly speculative and risky. People who buy options are betting that the stock price will move rapidly. For that reason, when a person trades in options in his or her employer’s stock, it will arouse suspicion in the eyes of the Securities and Exchange Commission (the “SEC”) that the person was trading on the basis of inside information, particularly where the trading occurs before a company announcement or major event. It is difficult for a director, officer, employee or consultant to prove that he or she did not know about the announcement or event. If the SEC or the stock exchanges were to notice active options trading by one or more directors, officers, employees or consultants of the Company prior to an announcement, they would investigate. Such an investigation could be embarrassing to the Company (as well as expensive), and could result in severe penalties and expense for the persons involved. For all of these reasons, the Company prohibits its directors, officers, employees and consultants from trading in options or other derivatives involving Company securities.

Please see Section III below for an explanation of MNPI.

B. Trading Window – Assuming none of the “no trading” restrictions set forth in Section II-A above applies, no director, officer, employee or consultant may purchase or sell any security of the Company or enter into a Trading Plan other than during a Trading Window.

A “Trading Window” is the period in any fiscal quarter of the Company commencing at the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the prior year or quarter, as applicable, and ending on December 31, March 31, June 30 or September 30, as the case may be.

In other words,

(1) beginning on January 1 of each year, no director, officer, employee or consultant may purchase or sell any security of the Company or enter into a Trading Plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal year ended on December 31 of the prior year, and

(2) beginning on April 1, July 1 and October 1 of each year, no director, officer, employee or consultant may purchase or sell any security of the Company or enter into a Trading Plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal quarter ended on March 31, June 30 and September 30 of that year, respectively.

If the Company’s public disclosure of its financial results for the prior period occurs on a Trading Day more than four hours before the Stock Exchange closes, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

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Please note that trading in Company securities during the Trading Window is not a “safe harbor,” and all directors, officers, employees and consultants should strictly comply with all the policies set forth in this Statement.

When in doubt, do not trade! Check with the Compliance Officer first.

The Company from time to time may also impose an ad hoc trading freeze on directors, officers, employees and consultants due to significant unannounced corporate developments. These trading freezes may vary in length.

Notwithstanding the foregoing, sale of securities pursuant to an existing Trading Plan which was entered into in accordance with the Statement and in compliance with applicable law is not subject to the restrictions on trading in Sections II-A and II-B above.

C. No Tipping – No director, officer, employee or consultant may directly or indirectly disclose any MNPI to anyone who trades in securities (so-called “tipping”).

D. Confidentiality – No director, officer, employee or consultant may communicate any MNPI to anyone outside the Company under any circumstances unless approved by the Compliance Officer in advance, or to anyone within the Company other than on a need-to-know basis.

E. No Comment – No director, officer, employee or consultant may discuss any internal matters or developments of the Company with anyone outside of the Company, except as required in the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about the Company or its securities by the financial press, investment analysts or others, or any requests for comments or interviews, you are required to decline comment and direct the inquiry or request to the Compliance Officer, who is responsible for coordinating and overseeing the release of Company information to the investing public, analysts and others in compliance with applicable laws and regulations.

F. Corrective Action – If you become aware that any potential MNPI has been or may have been inadvertently disclosed, you must notify the Compliance Officer immediately so that the Company can determine whether or not corrective action, such as general disclosure to the public, is warranted.

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III.
EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the U.S. federal securities laws. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that “insider trading” includes the following:

●	trading by insiders while in possession of MNPI;

●	trading by persons other than insiders while in possession of MNPI where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and

●	communicating or tipping MNPI to others, including recommending the purchase or sale of a security while in possession of MNPI.

As noted above, for purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the issuer thereof and the exercise of options that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth in this Statement.

What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. MNPI can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of MNPI include (but are not limited to) information concerning:

●	dividends;

●	corporate earnings or earnings forecasts;

●	changes in financial condition or asset value;

●	negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;

●	significant new contracts or the loss of a significant contract;

●	significant new products or services;

●	significant marketing plans or changes in such plans;

●	capital investment plans or changes in such plans;

●	material litigation, administrative action or governmental investigations or inquiries about the Company or any of its subsidiaries or affiliated entities, officers or directors;

●	significant borrowings or financings;

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●	defaults on borrowings;

●	new equity or debt offerings;

●	significant personnel changes;

●	changes in accounting methods and write-offs; and

●	any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

When doubt exists, the information should be presumed to be material. A good general rule of thumb: when in doubt, do not trade.

What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press, PR Newswire or United Press International. Circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately forty-eight (48) hours following publication as a reasonable waiting period before such information is deemed to be public.

Who is an Insider?

“Insiders” include directors, officers, employees and consultants of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its shareholders not to trade on MNPI. All directors, officers, employees and consultants of the Company are considered insiders with respect to MNPI about business, activities and securities of the Company. Directors, officers, employees and consultants may not trade the Company’s securities while in possession of MNPI relating to the Company or tip (or communicate except on a need-to-know basis) such information to others.

It should be noted that trading by members of a director’s, officer’s, employee’s or consultant’s household can be the responsibility of such director, officer, employee or consultant under certain circumstances and could give rise to legal and Company-imposed sanctions.

Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping MNPI to a third party (a “tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on MNPI tipped to them or individuals who trade on MNPI which has been misappropriated.

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Tippees inherit an insider’s duties and are liable for trading on MNPI tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain MNPI by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

Penalties for Engaging in Insider Trading

Penalties for trading on or tipping MNPI can extend significantly beyond any profits made or losses avoided, both for individuals engaging in the unlawful conduct and their employers. The United States Securities and Exchange Commission and the United States Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority.

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal. Insider trading violations are not limited to violations of the U.S. federal securities laws; other U.S. federal and state civil or criminal laws, also may be violated upon the occurrence of insider trading.

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Annex A

Rule 10b5-1 Trading Plan Guidelines

(1)	The following guidelines apply for any Trading Plan relating to the securities of the Company. All Trading Plans entered into by any Insider (as defined below) and any amendment, suspension or termination must comply with Rule 10b5-1 of the Exchange Act, the Statement and must meet the following conditions. Capitalized terms not defined herein shall have the meanings given to them under the Statement.

Overview of 10b5-1 Plans

(2)	Under Rule 10b5-1, an insider who regularly possesses MNPI but who nonetheless wish to buy or sell the issuer’s securities may establish an affirmative defense to an illegal insider trading charge by adopting a written plan to buy or sell at a time when they are not in possession of MNPI, i.e., a Trading Plan. A Trading Plan typically takes the form of a contract between the insider and his or her broker.

Participants

(3)	Company directors, officers and employees (each, an “Insider,” and collectively, “Insiders”) are eligible to adopt a Trading Plan.

Plan and Approval

(4)	The Trading Plan must be in writing and signed by the Insider, and the Insider must provide a copy to the Compliance Officer. The Company will keep a copy of each Trading Plan in its files. The form of each Trading Plan and any subsequent amendment must be consistent with these guidelines. Each Trading Plan must be approved in writing by the Compliance Officer prior to the adoption, amendment, suspension or termination of such plan. A Trading Plan must not permit an Insider to exercise any subsequent influence over how, when or whether to effect purchases or sales. Sales under a Trading Plan must be via a selected broker. The Insider must act in good faith with respect to a Trading Plan when the plan is adopted and for the duration of the Plan and must not enter into a Trading Plan as part of a plan or scheme to evade the prohibitions of Rule 10b-5. In addition, each Trading Plan must include a representation by the Insider certifying that (a) such person is not in possession of MNPI about the Company or its securities, and (b) the Trading Plan is being adopted in good faith and not as part of a plan to evade the prohibitions of Rule 10b-5.

Timing and Term of Plan; Cooling-Off Period

(5)	Each Trading Plan must be adopted (a) during an open Trading Window under the Statement, and (b) when the Insider does not otherwise possess MNPI about the Company. Each Trading Plan must provide for delayed effectiveness after adoption or amendment (a “Cooling-Off Period”). For Insiders who are directors or officers, each Trading Plan must specify that trades may not execute under the Trading Plan until the later of (a) 90 days after the date of adoption or amendment of the Trading Plan; and (b) two (2) business days following the Company’s filing of a quarterly or annual report covering the financial reporting period in which the Trading Plan was adopted or amended, but in no event later than 120 days after the date of adoption or amendment of the Trading Plan. For all other Insiders, each Trading Plan must specify that trades may not execute under the Trading Plan for a period of at least 30 days after the date of adoption or amendment of the Trading Plan.

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Plan Specifications

(6)	A Trading Plan must be entered into at a time when the Insider has no MNPI about the issuer or its securities (even if no trades will occur until after the release of MNPI). The plan must: (a) specify the amount, price (which may include a limit price) and specific dates of purchases or sales; (b) include a formula or similar method for determining amount, price and date; or (c) give the broker the exclusive right to determine whether, how and when to make purchases and sales, as long as the broker does so without being aware of MNPI at the time the trades are made.

(7)	Under the first two alternatives, the Trading Plan cannot give the broker any discretion as to trade dates. As a result, a plan that requests the broker to sell 1,000 shares per week would have to meet the requirements under the third alternative. On the other hand, under the second alternative, the date may be specified by indicating that trades should be made on any date on which the limit price is hit. The affirmative defense is only available if the trade is in fact made pursuant to the preset terms of the Trading Plan (unless the terms are revised at a time when the insider is not aware of any MNPI and could therefore enter into a new plan). Trades are deemed not to have been made pursuant to the plan if the Insider later enters into or alters a corresponding or hedging transaction or position with respect to the securities covered by the plan (although hedging transactions could be part of the plan itself).

Amendment, Suspension and Termination

(8)	Amendments, suspensions, and terminations of Trading Plans must be approved in advance in writing by the Compliance Officer. In addition, an Insider may voluntarily amend a Trading Plan only (a) during an open Trading Window under the Statement and (b) when such Insider does not otherwise possess MNPI. Insiders may make amendments to a Trading Plan without triggering a Cooling-Off Period so long as the amendment does not change the pricing provisions of the Trading Plan, the amount of securities covered under the Trading Plan or the timing of trades under the Trading Plan, or where a broker executing trades on behalf of the Insiders is substituted by a different broker (so long as the purchase or sales instructions remain the same).

Mandatory Suspension

(9)	Each Trading Plan must provide for suspension of trades under such plan if legal, regulatory or contractual restrictions are imposed on the Insiders, or if these guidelines are amended, or other events occur, that would prohibit sales under such Trading Plan.

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Sales to Cover

(10)	An Insider may have only one Trading Plan in effect at any time, except that a written, irrevocable election (an “Election”) by such Insider to sell a portion of the securities of the Company as necessary to satisfy statutory tax withholding obligations arising solely from the vesting of compensatory awards (not including options) (“Sales to Cover”) is permitted even if not included in the directions in the Insider’s Trading Plan, provided that (a) the Election is made during an open Trading Window under the Statement, (b) at the time of the Election, the Insider is not aware of any MNPI, (c) the Sales to Cover are made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, (d) the Insider does not have, and will not attempt to exercise, authority, influence or control over any such Sales to Cover, and (e) the Election contains appropriate representations as to clauses (b)-(d).

No Overlapping Plans

(11)	An Insider may adopt a new Trading Plan to replace an existing Trading Plan before the scheduled termination date of such existing Trading Plan, so long as the first scheduled trade under the new Trading Plan does not occur until after all trades under the existing Trading Plan are completed or expire without execution (subject to any Cooling-Off Periods).

(12)	However, where the first trade under a later-commencing plan is scheduled during what would have been the Cooling-off Period for that plan assuming the termination date of the earlier-commencing plan were deemed to be the date of adoption of the later-commencing plan, then Rule 10b5-1 would not be available for the later-commencing plan. For example, an Insider who is not an officer or director has in place an existing Trading Plan with a scheduled date for the latest authorized trade of May 31, 2023. On May 1, 2023, that Insider adopts a later-commencing plan, intended to qualify for the affirmative defense under Rule 10b5-1, with a scheduled date for the first authorized trade of June 1, 2023. If that Insider terminates the earlier-commencing plan on May 15, the later-commencing plan will not receive the benefit of the affirmative defense, because June 1 is within 30 days of May 15, the date of termination of the earlier-commencing plan, and thus June 1 is during the “effective cooling-off period.” However, if the later-commencing plan were scheduled to begin trading on July 1, 2023, it could still receive the benefit of the affirmative defense because July 1, 2023 is more than 30 days after May 15 and thus is outside the “effective cooling-off period.”

(13)	A series of separate contracts with different brokers to execute trades under a Trading Plan may be treated as a single plan, provided the contracts as a whole meet the conditions under Rule 10b5-1, and provided further that any amendment of one contract is treated as an amendment of all of the contracts under the plan.

Limitation on Single-Trade Arrangements

(14)	In any 12-month period, an Insider is limited to one “single-trade plan” — one designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction. The following do not constitute single-trade plans: (a) a Trading Plan that gives discretion to an agent over whether to execute the Trading Plan as a single transaction or that provides the agent’s future acts depend on facts not known at the time the Trading Plan’s adoption and might reasonably result in multiple transactions and (b) Sales to Cover.

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No Hedging

(15)	As described in the Statement, individuals subject to the Statement are prohibited from engaging in any hedging or similar transactions designed to decrease the risks associated with holding securities of the Company. Further to this end, an Insider adopting a Trading Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Trading Plan and must agree not to enter into any such transaction while the Trading Plan is in effect.

Compliance with Rule 144

(16)

All sales made under a Trading Plan must be made in reliance on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) and may not be made pursuant to a registration statement. To the extent that sales made under a Trading Plan are made pursuant to Rule 144 under the Securities Act, such Trading Plan must provide for specific procedures to comply with Rule 144, including the filing of Forms 144.

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